Exhibit 10.1

EXECUTION VERSION

February 8, 2016

PERSONAL AND CONFIDENTIAL

Joseph L. Welch

c/o ITC Holdings Corp.

27175 Energy Way

Novi, Michigan 48377

Dear Joe:

This letter agreement (the “Letter Agreement”) is intended to memorialize our mutual understanding and agreement regarding certain modifications to the employment agreement (the “Employment Agreement”), dated as of December 21, 2012, by and between you and ITC Holdings Corp. (the “Company”).  Capitalized terms used but not defined herein shall have the meanings set forth in the Employment Agreement.

Upon your execution of this Letter Agreement, your Employment Agreement will be amended as follows:

(i)    Effective as of December 21, 2016 (the “At-Will Date”), your employment is “at-will” and, without limiting the foregoing, either the Company or you may select your retirement date at any time and for any reason; provided that you will be required to give the Employer at least 30 days advance written notice of any such retirement and the Employer will be required to give you at least 10 business days advance notice of its selection of your retirement date (unless it selects your retirement date in connection with a Cause event, in which case such retirement will take effect immediately upon the provision of notice);

(ii)   Upon and following the At-Will Date, you will not be entitled to any payments or benefits under Section 7 of the Employment Agreement upon or in connection with your retirement or any other termination of your employment (regardless of the reason therefor) other than the Accrued Rights; and

(iii) Upon and following the date of your retirement or other termination following the At-Will Date, you will not be subject to the restrictive covenants set forth in Section 8 of the Employment Agreement.

Furthermore, you and the Company acknowledge and agree:

(i)    Upon your retirement (other than due to a retirement date selected by the Company in connection with a Cause event), death or Disability, in each case following the At-Will Date, (A) all unvested stock options and restricted stock grants will fully vest upon termination (with stock options exercisable in accordance with the applicable award agreement) and (B) with respect to all unvested performance shares, you will receive, following the Vesting Date (as defined in the applicable performance share award agreement), the number of shares to which you would have otherwise been entitled if you had remained employed through the Vesting Date (together with the corresponding number of equivalent performance shares to be issued pursuant to the applicable performance share award agreement), with such shares issued following the Vesting Date in accordance with the applicable performance share award agreement.

(ii)   If you remain employed by the Company following the At-Will Date at the time cash and equity incentive awards are granted in the ordinary course of business, you will receive cash and equity incentive awards that are consistent with your Employment Agreement and commensurate with your role as the Company’s Chief Executive Officer.

This Letter Agreement sets forth the entire agreement and our mutual understanding with respect to the matters covered hereby and the Employment Agreement shall be interpreted in a manner that gives effect to the intent of the parties set forth herein.  Except as provided herein, all other terms and conditions in the Employment Agreement remain in full force and effect.  This Letter Agreement supersedes all prior agreements and understandings with respect to the subject matter hereof.

We look forward to your acceptance and acknowledgment of this letter, which you can indicate by promptly signing and dating below.

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ITC HOLDINGS CORP.

/s/ Christine Mason Soneral
		By:	Christine Mason Soneral
		Title:	SVP and General Counsel

Acknowledged and Agreed:

/s/ Joseph L. Welch
Joseph L. Welch

Dated:	February 8, 2015